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                                                                    EXHIBIT 99.2

                                Steve Wadsworth
                            Paine Webber Conference
                              New York, December 8

Good morning. I appreciate the opportunity to be here. Since the close of the merger of Infoseek with the Internet assets of Disney, this is the first time go.com has been presented to an investor or analyst audience. I suspect there are many questions about what go.com is, and what the promise of go.com is for the future.


Let me set the context by briefly describing what go.com is: In essence, go.com is the Internet business of The Walt Disney Company. It includes:

 . go.com, one of the most highly trafficked portal sites on the web - a site which offers users the breadth, utility and functionality of the Internet through services like search and directory, communication tools like chat and email, homepages, and more.


 . ESPN.com is the number one sports site on the Internet, and an associated network of league sites: nfl.com, nba.com, NASCAR, wnba.com, combined give the ESPN.com network more users than the next 3 competitors combined.


 .  ABCNews.com, one of the fastest growing news sites on the web.

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 .  go.com also includes a number of entertainment sites and assets on the web such as ABC.com, live streaming content from the ABC Radio network, MrShowbiz.com, WallofSound.com, which offers entertainment news and reviews, and movies.com, which provides detailed information about many of the top movies.


 . And of course, Disney.com, the number one entertainment site on the web and the number one site for kids and families.


 . Also, in the family category, we have family.com, one of the top online resources for parents and a great extension from Disney.com.


We also have developed a significant presence internationally. The Infoseek site in Japan is one of the top trafficked sites in that country. And with the strength of the Disney brand throughout the world, we have successfully launched local language Disney sites in about 15 countries in Europe and Asia. And we have begun the expansion of our online sports business in Europe with the recent acquisition of Soccernet, the number one sports site in the UK.


And in the US, we have developed a number of e-commerce businesses tied to these sites, like the Disney Store Online, the ESPN store online, the NASCAR store online and a majority interest in Toysmart.com.

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Finally, go.com also includes the Disney catalog operation, which manages all merchandise sales through the Disney catalog and operates a significant fulfillment and customer service operation. The catalog is part of go.com because in order to provide e-commerce services on the Internet, you have to have the infrastructure to back it up, and the catalog operation is a strategic asset that provides that infrastructure.


So, go.com is a broad suite of leading Internet sites.  And with these sites we
have built a business model that is driving multiple revenue streams.   I'll
discuss each of those business models and the financial results they are creating a little later.


So that gives a quick sense of what go.com is today, but go.com is even more than the assets and businesses we have developed today. go.com also represents all future Internet development of The Walt Disney Company. It is the combination of go.com's strong leadership position today with the huge potential
of what go.com will develop into that creates the promise of go.com.   Let's
talk about what that future may hold.

Today, the Internet is mostly about function and utility, but when we decided to create go.com, we did so on the premise that the future of the Internet involves
much more than utilitarian functions.   Disney, as one of the leading content
providers in the world, is in a position to drive the development of the Internet as entertainment and as a robust new media outlet. This promise of emerging content on the Internet alone would be sufficient reason for Disney to create go.com, but Disney brings much more than content to go.com. Disney also contributes the power and reach of its media assets, the strength of its brands, access to its commerce outlets, its promotional prowess and, most importantly, the strength of its existing relationships with consumers, corporations, and advertisers around the world.


Each of these assets will have a major impact on defining the Internet. And, as a result, go.com is very well-positioned.


Our strategy, then, is to aggressively build on and improve the leadership position we have built on the Internet to date by leveraging the medium's unique capability to create real-time interactivity and community, and by leveraging and integrating the advantage provided by the Disney assets, from ABC to Zeether. (Don't know what Zeether is? Stay tuned.) go.com will take the relationships and deep affinity Disney has already built with its

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customers, viewers and guests and make them deeper, more meaningful relationships through this combination of interactivity and community.


Disney already has a relationship with nearly everyone in America. Take the guy leaning back in his recliner watching ESPN, for instance. Our goal, and the potential of go.com, is to get that guy to sit up, lean forward and engage in
                                           ---     ----         ----------
the interactive Internet space, even while he is still watching ESPN. The more we can engage this guy and create deeper and more meaningful relationships, the
              --------
more we will drive audience and profits. Americans watch TV, they use TV, they like TV...and go.com can take that relationship to the next level.

But for us, the opportunity is not just with TV - we have relationships with consumers through many offline outlets. For instance, people love going to Disney theme parks, and we can extend that relationship, too. They can book their vacations online, giving us months of advance notice in which we can engage the guest and make sure he builds exactly the vacation he wants, from theme park tickets to golf to Cirque du Soleil. While at our resorts, he can take digital photos and e-mail them to his friends, or create his own home page at one of our kiosks. After he goes home, we'll e-mail him and see if he wants to do it again next year. And if he doesn't, our

                                                                               5
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upcoming Family Travel service will help him book a vacation elsewhere.


Our business is built on deepening these relationships and engaging our guests through several different paths. We'll develop unique programming that leverages our brands and content. We'll drive convergence and develop leadership in broadband. We'll increase our integration with our offline properties, starting with simple projects, like installing kiosks in The Disney Stores to sell merchandise directly from go.com. And the objective of this strategy is to provide an advantaged business model whether in advertising sales, our e-commerce efforts or subscriptions. We will build deep relationships that maximize revenue per user.


Of course, great content is one of our primary strengths, and a wonderful way to engage our customers. Let me show you a few of the things we've been working on at go.com that illustrate what I mean.


First, let's look at one of our core audiences: kids. As many of you know, Disney currently has a block of programming on the Disney Channel called ZoogDisney that runs each weekend. The block is hosted by the most extraordinary creatures - the Zoogs, who live in

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some of the most coveted real estate anywhere - the space between the television and the Internet, which we call the Zeether.


During the program block, the Zoogs invite kids to log on to Disney.com and participate in online polls, chats, and a host of other interactive activities that will actually influence -- and in some cases even drive -- the next weekend's programming. The kids get a payback by seeing the results of their Internet play displayed on TV. Let me show you a small sample of the Zoogs.

[Sample Zoog Video]

This is a powerful cycle that extends our relationship with kids from the TV to the Web, and back to the TV again - and it's paying off for both mediums: the Disney Channel's ratings have increased 25% quarter to quarter, and on the other
                                                                           -----
side of the Zeether, the Zoog Disney area at Disney.com now has over 1.3 million registered users. And this generates a heck of a lot of traffic: Disney Online reported a 19% increase in users from September to October, reinforcing its dominance as the number one Kids and Family Entertainment site, with more than three times the reach of its closest children's online competitor. The ZoogDisney experience really evolves the relationship we have with these kids, and appeals to the "tweens," who we all know are driving significant Internet usage.

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Another example of how go.com is using the Internet to create truly interactive television is our "Enhanced TV" coverage of NFL football games on Monday nights on ABC and Sunday nights on ESPN.


Our enhanced TV web application, found on ESPN.com, allows football fans to actually squeeze more football experience out of a single game than has ever been possible in the history of sports. Let me tell you how we came up with this.


A couple of years ago, we learned that online usage on the NASCAR site peaked every Sunday during races. That seemed counter-intuitive. The question we asked ourselves was "Why wouldn't usage drop while all the NASCAR fans were tuning into the actual race, the very thing they'd been waiting for all week?"


What we learned was that television could not give many race fans what they really wanted, which was the ability to follow their favorite driver during the course of the race--it could only follow the leaders pack, leaving everyone else virtually out of the race. In their quest for information, sports fans had created their own sort of convergence by using the Internet to supplement what they could watch on their TV screens. go.com's NASCAR site, through something we created called GameCast, gave fans the sort of real-

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time statistics that allowed them to follow their drivers even if the TV coverage wasn't.


So our new Enhanced TV web applications do that and more. At present, our research shows that 50% of all Internet-connected households have a computer and television in the same room. What's great about Enhanced TV is that it lets fans access unique and interactive content on ESPN.com that is synchronized, to the second, with the game. It's an interactive website delivering games, information, and trivia that are only relevant if you are also watching the game. In other words, your input depends on what's happening on TV. Let me show you how this one works.

[Sample Enhanced TV video]

Enhanced TV is still very much in its infancy, in terms of sophistication, traffic, and the product itself. Imagine the opportunity here: I envision being able to offer our users the chance to program an entire fantasy game based on the teams and the action they are watching on television, calling their own plays and chatting with their buddies online. And yet, even in its infancy, the number of Enhanced TV users has been steadily increasing, up to nearly 100,000 users per game now, and they stay with us for an average of 45 minutes in one sitting! To put this into context, the average user of ESPN.com, the number-one sports site on the net, spends about 45 minutes per month on the site.
                                                ---------

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But this isn't all about creating interactivity and community to enable trivia and chat. The business model for Enhanced TV illustrates the power of go.com's convergence opportunity. Through these kinds of web applications, we can combine a highly-engaged, targeted demographic online with the significant reach of television; which in turn allows us to offer more compelling packages of online ad spots that are combined with on-air advertising; and it provides a perfect setting for integrating contextual e-commerce.


The last example of integrated programming I'd like to share with you has to do with the most successful new TV program since Seinfeld: ABC's phenomenal "Who Wants to Be a Millionaire." During its most recent 18-day run in November, "Who Wants to be a Millionaire?" captivated nearly 25 million Americans each and every night.


Consistent with our strategy, we designed the online version of this hit show to be as compelling and engaging as the show itself. During the show's first run in August, ABC.com hosted a Millionaire Web site with a description of the show, background on the contestants and some message boards.

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The second run of the show was in November, and this time we got more aggressive with our online plans. The Millionaire site, which was promoted lightly during the telecast, actually offered an online version of the game with original questions each day that coincided with Millionaire's broadcast from the night before. We gave all those at-home contestants the chance to test their mettle to see how they might fare. Along with the game, ABC.com provided profiles of the contestants, contestant standings, a running total of prize winnings, video highlights and message boards.


Over 14 days in November, the game was downloaded more than 5 million times, helping ABC.com report a 20% increase in traffic between September and October. Of those, about 450,000 people actually made it to the Millionaire Winners page. In other words, nearly half a million people experienced the excitement of becoming virtual millionaires.


The next iteration is where this gets interesting, but I can't match Regis' enthusiasm, so I'm going to let him tell you about it.

[Regis Philbin video]

So, with the leadership we have already established with our network of sites, we are building go.com to succeed and win in today's environment, while at the same time positioning ourselves to ensure

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that we will win in tomorrow's environment, even though I don't think any of us is prepared to predict exactly what tomorrow will hold for the Internet.


For instance, what will the dominant Internet revenue model be in the future?
I don't know. Maybe it's advertising...but maybe it's subscriptions or maybe its commerce. And so we're building a business in all three models and learning what it will take to be successful no matter what models really take hold. Applications like Zoog, Enhanced TV, and Millionaire demonstrate the depth that will deliver the highly-defined demographics that are ideal for advertisers, for e-commerce, and for subscription and pay-per-play services.


And how quickly will devices that converge the TV and Internet experience onto one platform penetrate US homes? I don't know, but not only are we already taking some steps in this new field, we are helping drive the path to
                                                    -----
convergence by virtue of our leadership position in Enhanced TV. And we're not going to wait for the converged box to get high penetration. We can help change the way people use the Internet now so that when convergence happens, it will be
                                ---
a very natural transition for us and our users.

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And which of the many platforms out there will ultimately dominate Internet access? Here again, I don't know. But I know that as long as we create must-have online programming that our viewers like, use, and know is there for them, they will demand it and find it, regardless of the platform.


How quickly will broadband access reach significant penetration in homes? Well, I don't really know that either. But with the amount of streaming content that we are already offering on ABCNews.com, ESPN.com and go broadcast, we already have significant content ready for broadband. And by undertaking breakthrough Internet events like the Drew-cam simulcast to The Drew Carey Show three weeks ago and our three-days-a-week SamDonaldson@ABCNews.com streaming web show, we're staying way ahead of the learning curve on what it takes to deliver broadband content. With Drew-cam's 650,000 streams and two million visits the night of the show, we attracted one of the largest online audiences for a streaming video event, with the streams greatly surpassing those of other events. Further, the ABC broadcast of the Drew Carey Show that night was the second-highest of the season, and easily won the night. So we're delivering great content that is valuable today, and building a business that will position us well for the future, as we learn what customers want and are evolving to stay current as the environment changes.

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And that evolution will include continual redesign and repositioning of the
go.com portal. Now that all of these web assets are together under one business, we will continually evolve the portal to ensure we leverage the strength of our brands and offline strength to make the portal a more compelling product through differentiation.

All of these developments are very exciting, and we're looking to them to drive user growth, revenue growth, and, eventually, profitability at go.com.


Let's talk more about the revenue streams we're already building today.


First, we have strong advertising sales built on a model that offers the unique combination of:

 .  Significant reach and effectiveness across the breadth of Internet users

 .  Access to highly targeted demographics in key categories

 .  Associations with world-class brands

 .  And the opportunity for cross-media marketing with our offline assets

                                                                              14
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We have also developed robust subscription revenue by offering unique, proprietary content and applications through Disney.com's Club and ESPN.com's Insider and pay-to-play fantasy league games. Our ability to build a subscription model speaks to the strength of our content, brands and depth of relationships with our users.


We also possess a powerful e-commerce model featuring:

 .  Proprietary high-margin merchandise

 .  Unique contextual integration

 .  Cross-channel sales leverage

 .  Existing, scalable commerce infrastructure

 .  And a strong foundation for expansion or partnerships

This brings me to where we are financially today and some thoughts on where we're going, particularly on the revenue side.


First, let me close fiscal 99 and give you Q4 and full-year pro forma results for the year ended September 30, as if our acquisition of Infoseek three weeks ago had already occurred.

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For revenues, just as we showed (on page 93) in our prospectus, we will provide a breakout between Internet and Catalog revenues in order to clearly highlight the Catalog operations and differentiate between our online and offline activities. Then, within Internet Revenues, we will breakout "Media Revenues," and "Commerce & Other."


Media Revenue consists of advertising and sponsorships, content licensing, and subscriptions. Advertising and sponsorship revenues are by far the largest driver of revenue in this category so far.


Commerce & Other Revenue primarily represents our e-commerce businesses, but also includes website development and software licensing revenues.


Finally, the Disney Catalog business represents pure catalog revenue.


For the fourth quarter of FY99, e-commerce revenues grew by more than 30% from the third quarter and were almost double those of the

                                                                              16
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prior year's fourth quarter. Media revenue for the fourth quarter was up more than 40% versus Q4 the prior year but was essentially flat versus prior quarter. Total Internet revenues were therefore 12% above the third quarter. So for FY99, on a pro forma basis, go.com achieved $200 million in Internet revenue and about $150 million in catalog revenue.


The lack of growth in media revenue from Q3 to Q4 is a reflection of the operational dynamics of the Infoseek/Disney relationship and the merger. Up until 3 weeks ago, this business was managed by 2 separate management teams with somewhat diverging objectives. The operational hurdles that created didn't simply impact the go.com portal. Both ESPN.com and ABCNews.com were operated as joint ventures, with Disney having final control but Infoseek responsible for significant portions of the operational execution. In addition, we had two separate sales teams out in the market trying to sell the various pieces of what is now a consolidated go.com business. So the strength and uniqueness of our offering to advertisers has not been fully maximized.


For 2000, I wouldn't expect any meaningful revenue growth from our catalog business. Still, the catalog is an important strategic component through our leverage of its infrastructure and customer database. In time, we would like to have most Catalog customers migrate to the Internet, where the cost structure for marketing and customer service is lower by as much as $4 or $5 per equivalent order.


With respect to Internet revenue, we would expect to grow in keeping with broad industry trends, which I believe are in the 45% to 55% range.


So how is it looking so far this year, in our first quarter of fiscal 2000? We anticipate growth in both Media and e-commerce. While the combined Internet growth vs. the fourth quarter should compare favorably to the Q4-to-Q3 sequential growth, e-commerce, given the seasonal issues, will be the real growth driver. For the same seasonal reasons, Catalog is also expected to show significant growth, but, consistent with the desired migration to the Internet, will likely be lower than in the first quarter of the prior year.


Keep in mind, this performance is all during a period of significant transition, during which significant components of the business have been managed by different management teams as, I said before.

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Now, of course, in terms of the investment required to drive these revenue streams across all of our businesses, we are still clearly in investment mode.


You can see that in fiscal 99 this investment, on a pro forma basis, totaled $198 million. To continue to build and explore these businesses as discussed, you should expect to see significant and growing spending and investment in operating losses.


I will also point out that, to date, Disney's investment, including the purchases of Starwave and Infoseek, and the development of Disney.com, ESPN.com, ABCNEWS.com, and our other web sites, has resulted in a total cash investment of less than $500 million. And because go.com, still in its infancy, has a market value of about $3.8 billion, we are encouraged by the returns our investment has already delivered.


From a strategic sense, we are also extremely pleased with our merger. Our acquisition of Infoseek provided us with a portal that currently provides go.com's biggest revenue stream and biggest source of users, immediately launching us into the top five Internet sites. We could not have hoped to have started this business from

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scratch and be as well-positioned as we are now - we simply would not have had sufficient time.

Now, although we have a very long-term focus, I'd like to offer my thoughts on some immediate milestones as you start to evaluate our business.


Purely quantitatively, there are a couple of key metrics we use to help gauge
our progress, focusing on revenues and users.   Clearly we need to focus on
driving the growth of those metrics, and we feel strongly that we are well positioned to do so for the foreseeable future. But on a current market cap per user basis and a revenue multiple basis relative to a number of others in our market space we still have significant opportunity and upside.


Although we have a long-term focus, I'm not sure that has served us well to-date, since trading of GO started on November 18. We're starting, now, to publicize our story, to promote our management team, to highlight our phenomenal growth opportunities, and to brag about our early accomplishments. Two weeks ago the market responded decisively and positively to our announcement that the reach of the ESPN sites increased by 41% over the last three months, exceeding that of our three closest competitors combined,

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and that ABC's newest Media Metrix numbers show it to be the fastest-growing broadcast network site. Those are the sorts of milestones we achieve regularly, and we need to be communicating them.


As with The Walt Disney Company, at go.com we find ourselves in a diversified, yet complementary, set of businesses that leaves us without direct peers.
go.com has the portal strength of a Lycos, but our fledgling e-commerce business has the characteristics of an eToys, and our content verticals compare more appropriately to an iVillage or MarketWatch. And as we grow, we will develop advantages over even the best of our competition. How much stronger do you think these vertical peers would be, for instance, if they had our kind of deep relationship with a portal? And how much stronger could our portal peers be with a relationship to a major media company? Well, go.com has all of that already.


Another issue, as I just mentioned, is that people want to know more about our management team. One of the benefits we derive from our relationship with The Walt Disney Company is the tremendous pool of in-house talent that Disney has made available to us and which has been critical to developing our phenomenal management team. We now have in place top people in a range of critical areas from many industries, starting with Steve Bornstein, our Chairman: Steve

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joined ESPN just months after its inception and was involved in every aspect of making ESPN the cultural and financial success it is today. Steve's strength lies in his ability to build a business from the ground up and in his extensive knowledge of the media world that is such a big part of go.com's strategy.


I've been involved in Disney's Internet business since its inception in 1995 and bring a relatively longtime Internet perspective to the table, which includes a pretty strong understanding of the intricacies of Internet operations and the industry.


Judy Fearing is our senior vice president of marketing. Judy joined us after being the senior marketing person at ESPN, where her marketing talents helped build ESPN into the powerhouse brand that it is today, and where she drove the famous Sports Center marketing campaign. She will be instrumental in creating a distinctive image for go.com.


Dick Glover is the executive vice president in charge of ABC Internet Group and ESPN Internet Group. Dick has held senior development and programming roles at both ESPN and ABC. While at ESPN, Dick was responsible for the joint venture with Starwave that lead to the launch of ESPN's web site five years ago.

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

Ken Goldstein is the senior vice president and general manager of Disney Online. He brings a background in software development for kids and was responsible for the Carmen San Diego line at Broderbund. Since his arrival last year, Disney.com has enjoyed phenomenal growth, and during the month of September, it surpassed Nick.com in popularity among kids ages 2 to 11 for the first time.


Mort Marcus is our executive vice president of sales and development. Mort, who most recently was the head of Buena Vista Television, has sold billions of dollars of television programming over the past ten years, and we plan to mine his expertise in expanding his vision to the Internet.


Kevin Mayer is the executive vice president and general manager of the go.com portal. He came to us last year from Disney's strategic planning group, where he had been involved with the Starwave deals, and the Infoseek investment.
Kevin has been involved in every aspect of our Internet strategy and development since inception.

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And as you witness management's first decisions, keep in mind that our focus remains our long-term strategy: the seamless integration of some of the most powerful assets in the Internet, commerce, and media worlds. We have the reach of an Internet portal. We have the depth and targeting of ESPN.com, the number-one sports site on the Internet; Disney.com, the number one entertainment and kids and family site on the Internet; ABCnews.com and of course, the go.com portal. With that we have a massive opportunity to integrate the tremendous assets of The Walt Disney Company: the reach of the media properties, the depth of the entertainment content, the strength of the brand name, and the promotional and merchandising capabilities. As we develop unique programming and services that leverage our brands and content, I'm confident that we're going to be able to start aggressively changing the way people think about the Internet and the way we're bringing the businesses together to drive substantially more traffic, revenue, and profitability.


Thank you very much.

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



                           [GRAPHIC OF GO.COM LOGO]

[LOGO OF FAMILY.COM]

[LOGO OF ESPN.COM]

[LOGO OF DISNEY TRAVEL]

[LOGO OF TOYSMART.COM]

[LOGO OF MR. SHOWBIZ]

[LOGO OF ABC.COM]

[LOGO OF ABC NEWS.COM]

[LOGO OF NASCAR]

[LOGO OF THE DISNEY STORE ONLINE]

[LOGO OF WALL OF SOUND]

[LOGO OF DISNEY.COM]

[LOGO OF ESPNSTORE.COM]

[LOGO OF NFL.COM]

[LOGO OF NBA.COM]

[LOGO OF SOCCERNET]

[LOGO OF FAMILY TRAVEL ONLINE]

                          ON-LINE REVENUE COMPOSITION
                                  ($ MILLION)
                      ----------------------------------

                      E-Commerce      Media        Total
                      ----------      -----        -----
1998 1st Quarter           4           24            28
1998 2nd Quarter           6           26            32
1998 3rd Quarter           6           27            33
1998 4th Quarter           7           31            38
1999 1st Quarter           8           42            50
1999 2nd Quarter           9           35            44
1999 3rd Quarter           9           41            50
1999 4th Quarter          12           44            56

Summary P&L by Quarter
($ million)


                      FY 1998                           FY 1999
            -----------------------------     ------------------------------
Revenue     Q1    Q2    Q3    Q4    Total     Q1     Q2     Q3    Q4   Total
-------     --    --    --    --    -----     --     --     --    --   -----

Internet    $28   $32   $33   $38   $131       $50   $44   $50    $56   $200

Catalog      75    42    36    39    192        62    27    28     31    148
           ----  ----  ----  ----   ----      ----   ----  ----   ----  ----
Total Rev. $103   $74   $69   $77   $323      $112   $71   $78    $87   $348


EBITDA     ($13) ($23) ($23) ($38)  ($97)     ($25) ($51) ($43)  ($79) ($198)

                           [GRAPHIC OF GO.COM LOGO]